Exhibit 99.1

FOR IMMEDIATE RELEASE

Clean Diesel Technologies, Inc. Board of Directors Announces Appointment of

R. Craig Breese as President and CEO

Ventura, CA – March 8, 2012 – Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“Clean Diesel”), a cleantech emissions reduction company, announced that effective today, its Board of Directors has named R. Craig Breese as its new President and Chief Executive Officer and has appointed him to serve on the Company’s Board of Directors.

Mr. Breese has more than 30 years of experience in senior business management roles. He most recently served as President of Honeywell Consumer Products Group (“CPG”), which was comprised of the Prestone, FRAM, Autolite and HOLTS brands and businesses worldwide, accounting for over $1.2 billion in sales, 2,300 employees and 11 manufacturing locations. Prior to CPG, Mr. Breese was Vice President and General Manager, Americas of Honeywell’s Environmental and Combustion Controls business that accounted for $1.1 billion in sales. He has extensive business experience with original equipment manufacturers, the automotive aftermarket and heavy duty diesel businesses having begun his career in 1976 with Deere & Co., followed by positions at Tenneco, Inc. and United Technologies Corporation.

“We are delighted to welcome Craig Breese as Clean Diesel’s Chief Executive Officer,” said Alexander Ellis, Chairman of the Clean Diesel Board. “Craig is an enormously talented executive with a truly global perspective and a proven track record of building on a solid foundation of existing assets and resources to further drive innovation and growth. His deep understanding and experience with a diverse group of leading manufacturing and technology businesses combined with his team building and operational capabilities are ideal qualities to accelerate the momentum we have in the business and deliver increased value for our shareholders,” added Mr. Ellis.

“Clean Diesel is an industry leader and I am very excited about the prospect of working with the strong team already in place to further grow the business,” Mr. Breese said. “Clean Diesel’s reputation with its distributors and their customers, and its state-of-the art technologies and prospects for growth on a global scale are some of the many reasons for my enthusiasm. With the ultimate goal of delivering the value our shareholders expect, my immediate focus will be on getting to know the organization, working closely with the engineers and product teams, and diving deeply into our products to understand more about what our customers need from us today and in the future,” added Mr. Breese.

Mr. Breese brings exceptional experience and a strong track record to Clean Diesel. During his tenure at CPG, he consistently drove top and bottom line growth. He also helped to transform the way in which CPG innovated, manufactured and sold products, particularly in international and emerging markets. Under his guidance, CPG was successfully restructured, a new management team was created, and its financial performance improved.

Mr. Breese succeeds Charles F. Call, who in December 2011 announced his intention to retire as President and Chief Executive Officer. “Speaking for the Board, it would be impossible to overstate how

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Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

much Charlie’s leadership has meant to our company – driving us into the heavy duty diesel business, steering us through the darkest days of the global auto industry’s collapse in 2009, engineering the business combination of Catalytic Solutions with Clean Diesel and continuing the technological innovation that is at the heart of our products. He deserves our deepest thanks and very best wishes for future endeavors,” said Mr. Ellis. Mr. Call will remain with Clean Diesel in a transitional capacity until March 31, 2012. Mr. Call will remain a member of the Board of Directors, and the Board has appointed him to serve as Vice Chairman.

About Clean Diesel Technologies, Inc.

Clean Diesel is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. Clean Diesel utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. Clean Diesel is headquartered in Ventura, California and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden. For more information, please visit www.cdti.com.

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Contact Information:

Kristi Cushing, Investor Relations Manager

Tel: +1 (805) 639-9458

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Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com